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EXHIBIT 16.1

U.S. Securities and Exchange Commission Washington, D.C. 20549

Gentlemen:

We have read Item 4 included in the Form 8-K dated January 23, 2004, of Oretech, Inc., to be filed with the United States Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  ROTENBERG & CO., LLP

January 23, 2004